Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT, dated as of September 2, 2022 (this “Amendment”), is made by and among Peninsula Pacific Entertainment Intermediate Holdings LLC, a Delaware limited liability company (“Seller”), and Churchill Downs Incorporated, a Kentucky corporation (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer entered into that certain Purchase Agreement, dated as of February 18, 2022 (the “Agreement”);

WHEREAS, Section 9.03 of the Agreement provides that the Agreement may only be amended, supplemented or modified by an instrument in writing signed by each of the Parties; and

WHEREAS, Seller and Buyer desire to amend the Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

Section 2. Amendment to Company Indebtedness Definition. The definition of “Company Indebtedness” is hereby amended by deleting the following proviso:

“provided, that, notwithstanding the foregoing, with respect to the Senior Notes, the amounts included in clause (x) of the definition of Company Indebtedness shall be limited to any applicable principal, interest, premiums, equity clawbacks, breakage costs and make whole payments owed under the Indenture, as applicable, and, subject to compliance by the Seller with its obligations under Section 6.14(a), shall be determined as if the transactions contemplated by Section 6.14 have occurred on the dates specified in, and otherwise in accordance with, Section 6.14.”

Section 3. Amendment to Required Amount Definition. The parenthetical in the definition of “Required Amount” is hereby amended to delete the words “as contemplated by Section 6.14”.

Section 4. Amendment to Section 2.02. Section 2.02 is hereby amended by inserting the following after the words “provided that,”:

“notwithstanding the foregoing, the Closing Date shall not occur prior to October 3, 2022 (unless otherwise agreed in writing by the Parties); and provided further that,”

Section 5. Amendment to Section 2.05. Section 2.05(a) is hereby amended by inserting the following new clause (iii):

“and (iii) Company Indebtedness under the Senior Notes, by wire transfer of immediately available funds to the trustee (or its designee(s)) under the Indenture in accordance with the wire instructions obtained by Seller from such trustee (which wire instructions Seller shall provide to Buyer at least two (2) Business Days prior to the Closing).”

Section 6. Amendment to Section 2.07. Section 2.07(a)(vi) is hereby amended and restated as follows:

“an executed copy of both the Plan Termination Resolutions and the 401(k) Resolutions;”.

Section 7. Amendment to Section 6.07(f). Section 6.07(f) is hereby amended and restated as follows:

“(f) Seller shall deliver to Buyer, prior to the Closing Date, evidence that the applicable Acquired Company’s board of directors has validly adopted resolutions to terminate each Company Benefit Plan sponsored by Lago that is intended to qualify under Section 401(a) of the Code and contains a cash or deferred arrangement (the “Lago 401(k) Plan”), effective no later than the date immediately preceding the Closing Date (the form and substance of which resolutions shall be subject to review and comment by Buyer (not to be unreasonably withheld or delayed), which comments shall be considered by the Acquired Company in good faith) (the “Plan Termination Resolutions”). Seller hereby represents and covenants that the Lago 401(k) Plan shall be validly terminated because the Peninsula Pacific Entertainment 401(k) Plan (the “P2E 401(k) Plan”) is not an “alternative defined contribution plan” within the meaning of Treas. Reg. Section 1.401(k)-1(d)(4)(i) since at all times during the 24-month period beginning 12 months before the date of the Lago 401(k) Plan termination, fewer than 2% of the employees who were eligible under the Lago 401(k) Plan as of the date of plan termination are or will be eligible under the P2E 401(k) Plan. Seller shall deliver to Buyer, prior to the Closing Date, evidence that the applicable Acquired Company’s board of directors has validly adopted resolutions to transfer sponsorship of the P2E 401(k) Plan to an Affiliate of Seller that is not an Acquired Company (the “P2E 401(k) Plan Sponsor”), effective no later than the date immediately preceding the Closing Date (the form and substance of which resolutions shall be subject to review and comment by Buyer (not to be unreasonably withheld or delayed), which comments shall be considered by the Acquired Company in good faith) (the “401(k) Transfer Resolutions”). Seller and the P2E 401(k) Plan Sponsor shall assume and retain all liability relating to the P2E 401(k) Plan, and neither the Buyer nor any of its affiliates shall have any liability or responsibility arising under or with respect to the P2E 401(k) Plan, effective and following such transfer (excluding, for clarity, with respect to any direct rollovers of “eligible rollover distributions” from the P2E 401(k) Plan to any tax-qualified

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defined contribution plan maintained by Buyer, as described below). Buyer shall cause a defined contribution plan maintained by Buyer or its Affiliates that is intended to qualify under Section 401(a) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) to (i) permit participation by Company Employees as soon as administratively practicable after the Closing Date, subject to and on terms and conditions no less favorable than those applicable to similarly situated employees of Buyer and its Affiliates, and (ii) allow any employee who is actively employed by an Acquired Company on the Closing Date and who receives an “eligible rollover distribution” within the meaning of Code Section 402(c)(4) from either the P2E 401(k) Plan or the Lago 401(k) Plan to elect to make a direct rollover of such distribution, in cash but not including promissory notes evidencing any outstanding loans, to such tax-qualified defined contribution plan maintained by Buyer.”

Section 8. Amendment to Schedule 4.20. Schedule 4.20 of the Agreement is hereby amended as set forth on Exhibit A hereto.

Section 9. Amendment to Section 6.10(a). Section 6.10(a) is hereby amended by inserting the following new clause (iv):

“(iv) The Parties agree that (i) notwithstanding that Buyer is making a wire transfer on behalf of Seller with respect to the Senior Notes directly to the trustee (or its designee(s)) pursuant to Section 2.05(a)(iii), for income Tax purposes such amount shall be treated as having been paid by Buyer to Seller as part of the consideration for the Company Interests and then as having been paid by Seller to the trustee (or its designee(s)) to repay or redeem the Senior Notes and (ii) any and all income Tax deductions arising with respect to the Senior Notes and the redemption thereof (including from interest, breakage costs, make whole payments, premiums, equity clawbacks or otherwise) shall be treated as deductions of Seller (or of the parent entity from which Seller is disregarded as a separate entity for applicable income Tax purposes) and not as deductions of Buyer or Buyer’s Affiliates (including, for the avoidance of doubt, Peninsula Pacific Entertainment Finance, Inc.).”

Section 10. Amendment to Schedule 6.10(e). Schedule 6.10(e) is hereby amended and restated as set forth on Exhibit B hereto.

Section 11. Amendment to Section 6.14(b). Section 6.14(b) of the Agreement is hereby amended and restated as follows:

“(b) Subject to and conditioned upon the occurrence of the Closing, Seller shall cause the Company to effect the redemption of the outstanding Senior Notes pursuant to Section 3.07(b) of the Indenture on the date of Closing (the “Redemption”).”

Section 12. SCE Contribution Leaseback. The Parties acknowledge and agree that the SCE Contribution Leaseback shall not be consummated, and each of the Parties hereby waive any rights or obligations to pursue or consummate the SCE Contribution Leaseback.

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Section 13. Exchange. The Parties acknowledge and agree that Buyer hereby elects, pursuant to Section 9.07(b) of the Purchase Agreement, to engage in a reverse exchange of like-kind property with respect to all of the Owned Real Property of Colonial Downs.

Section 14. Intercompany Agreements. The Parties acknowledge and agree that, notwithstanding Section 6.13 of the Agreement, the Contracts listed on Exhibit C to this Amendment shall not be terminated at the Closing.

Section 15. Effect of Amendment. Except as expressly amended or superseded by this Amendment, the Agreement shall remain in full force and effect. Upon the execution and delivery of this Amendment, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. From and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “herein”, “hereunder”, “herewith”, “hereby” and “hereof” and words of similar import, or to any provision of the Agreement, as the case may be, unless otherwise stated, shall refer to the entire Agreement as a whole or such provisions as amended by this Amendment. Sections 9.02 (Notices), 9.03 (Amendment), 9.04 (Waiver), 9.05 (Severability), 9.06 (Entire Agreement), 9.07(a) (Assignment), 9.08 (Parties in Interest), 9.09 (Mutual Drafting; Interpretation; Headings; Disclosure Schedules), 9.10 (Governing Law), 9.11 (Venue), 9.12 (Waiver of Jury Trial), 9.14 (Specific Performance), 9.16 (Limitation on Recourse) and 9.18 (Lender Limitations) of the Agreement are hereby incorporated by reference mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ William C. Carstanjen
Name:	William C. Carstanjen
Title	Chief Executive Officer

Signature Page to

Amendment No. 1 to Purchase Agreement

PENINSULA PACIFIC ENTERTAINMENT INTERMEDIATE HOLDINGS LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

Signature Page to

Amendment No. 1 to Purchase Agreement

EXHIBIT A

SCHEDULE 4.20 AMENDMENT

EXHIBIT B

Schedule 6.10(e)

PURCHASE PRICE ALLOCATION

EXHIBIT C

SURVIVING INTERCOMPANY AGREEMENTS